Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Jim Greffet +1.317.383.9935 greffet_james_f@elanco.com

Media Contact: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Elanco Appoints Four New Members to Board of Directors

Industry leaders bring a diverse mix of experience to Elanco

GREENFIELD, Ind. (March 13, 2019) Elanco Animal Health Incorporated (NYSE: ELAN) today announced the appointment of four new members to the Board of Directors. The new members will serve on staggered terms, creating a nine-member Board. The Board was initially established in September 2018 when Elanco became a publicly traded company following its separation from Eli Lilly and Company. The appointments follow Lilly’s full divesture of Elanco, making Elanco a fully independent company.

The Board will help oversee Elanco’s growth and productivity agenda, along with helping guide Elanco’s expansion as a portfolio innovator. Their strong chemistry and diversity will enable continued value creation and transformation, while closely reflecting Elanco’s customer-driven culture and involvement-based leadership. The new board members bring a robust history of board experience and governance along with a unique combination of experiences — from livestock production, veterinary medicine and innovation to digital transformation, food industry expertise and consumer insights.

“I’m humbled by the caliber of talent and interest we found during our search process. The new board members bring together the best, diverse thinking from a wide array of experts, which will be critical to Elanco’s future,” said Jeff Simmons, president and chief executive officer of Elanco. “I’m looking forward to their insights and expertise as we execute our strategic plan, growing as a public company and progress our productivity agenda to create shareholder value.”

The new members of the Elanco Board of Directors include:

Deborah Kochevar, D.V.M., Ph.D., D.A.C.V.C.P., is provost and senior vice president ad interim at Tufts University. She is the former dean and Henry and Lois Foster professor at Cummings School of Veterinary Medicine at Tufts. Prior to Tufts, Dr. Kochevar was a member of the faculty at Texas A&M University following the completion of a National Institutes of Health (NIH) National Research Service Award Fellowship. She also served as the president and chair of the board of directors of the Association of American Veterinary Medical Colleges. Dr. Kochevar holds an undergraduate degree from Rice University, a doctorate of veterinary medicine from Texas A&M University and a doctorate from the University of Texas Southwestern Graduate School of Biomedical Sciences. She has also served on the board of Charles River Laboratories, Inc. since 2008. Her deep animal health expertise and One Health approach will add to Elanco’s focus on delivering best-in-class innovation across the portfolio.

Denise Scots-Knight, Ph.D., currently serves as CEO and co-founder of Mereo BioPharma, a specialty biopharmaceutical company that acquires, develops and commercializes therapeutics for the treatment of rare diseases. Dr. Scots-Knight has more than 25 years of experience in the biopharmaceutical industry in both research and development management and as a venture capitalist. Prior to co-founding Mereo BioPharma, Scots-Knight ran Phase4 Partners, a venture capital business that invested globally in biotechnology companies, having previously led the management buy-out of the business from Nomura.   She began her career in R&D management at Amersham and Fisons, and as a senior executive at Scientific Generics before joining Rothchild Asset Management as an investment manager. Her extensive previous board leadership, history leading an innovation and growth-oriented company, and expertise building innovation models and partnerships will bring value to Elanco.

John (J.P.) Bilbrey is the former chairman and CEO of The Hershey Company from 2011 to 2017. Prior to holding the top spot with Hershey, he held various roles of increasing importance, including chief operating officer and senior vice president of Hershey International. Before joining Hershey in 2003, he was president, CEO and executive vice president of Retail Sales of Danone Water of North America, after beginning his career with Procter & Gamble (P&G). In addition to his role as Non-Executive Chairman of The Hershey Company, he also served on the Board of Directors of McCormick & Company, Incorporated and Colgate-Palmolive Company. Bilbrey is also the owner and operator of Bilbrey Farms and Ranch, a commercial cattle operation in Kansas. His unique combination of livestock production, food industry and consumer insights experience will be a strong asset for Elanco.

Kirk McDonald serves as the chief marketing officer of Xandr, AT&T’s Advertising company. Xandr was created in the fall of 2017 to create a better advertising experience for consumers and brands. Xandr is building an innovative advertising platform focused on transparency and brand-safe placement in premium content. McDonald brings more than 25 years of experience with some of the world’s leading brands and software technology providers to Elanco, including having served as president of Digital at Time Inc. and chief advertising officer for the Fortune|Money Group. His proficiency driving digital transformation, marketing capability and know-how in using cutting-edge technology to connect with today’s customers will bring a valuable perspective to Elanco.

Following Lilly’s divestiture of Elanco, four Lilly members departed Elanco’s Board of Directors. This included Carl L. McMillian, Ph.D., vice president of toxicology, drug disposition, PK/PD; David A. Ricks, chairman, president and CEO; Aarti Shah, Ph.D., senior vice president and chief information officer; and Joshua L. Smiley, chief financial officer. Michael Harrington, senior vice president and general counsel of Lilly, will remain on the Elanco board for his deep knowledge of the Elanco business, as well as his legal and policy expertise.

R. David Hoover, retired CEO of Ball Corporation, remains as Chairman of the Board of Directors. Other remaining board members include Jeffrey N. Simmons, president and CEO of Elanco; Kapila Kapur Anand, retired KPMG partner; and Lawrence Kurzius, chairman, president and chief executive officer of McCormick & Company.

About Elanco

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 64-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for approximately 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.